EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-69441 on Form S-8 for the Kulicke and Soffa Industries, Inc. Incentive Savings Plan of our report dated June 29, 2011 appearing in the Annual Report on Form 11-K of the Kulicke and Soffa Industries, Inc. Incentive Savings Plan for the year ended December 31, 2010.

/s/ Kronick Kalada Berdy & Co., P.C.

Kingston, Pennsylvania
June 29, 2011